EXHIBIT 99.2

NEWS RELEASE

For More Information Contact:

Kenneth E. Thornbrugh, CFO
VP of Finance and Administration
408/934-3197
kent@calmicro.com

California Micro Devices Completes $5.2 Million Private Placement

MILPITAS, CA—November 26, 2002—California Micro Devices Corporation (Nasdaq: CAMD) announced today that it has received the approximately $700,000 of previously committed additional investment completing the private placement the company disclosed yesterday. Including the additional funds, the total transaction involved the sale of approximately 1.52 million common shares at $3.40 per share primarily to institutional investors. Investors also received approximately 380,000 three-year warrants to purchase common stock with an exercise price of $4.36. As noted in the company’s release yesterday, several CAMD directors participated in the transaction whose proceeds will be used for working capital and to reduce short term debt. Needham and Company Inc. and Adams, Harkness & Hill Inc. served as placement agents for the offering.

California Micro Devices Corporation

California Micro Devices Corporation is a leading supplier of application-specific analog semiconductor products for the mobile, computing, and high-brightness LED lighting markets. Key products include application-specific integrated passive (ASIP™) devices and power management ICs as well as silicon submounts for high brightness LEDs. Detailed corporate and product information may be accessed at www.calmicro.com.

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